EXHIBIT 1.1

                           VAN KAMPEN FOCUS PORTFOLIOS
                                   SERIES 259
                                 TRUST AGREEMENT

                            Dated: September 22, 2000

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Josephthal & Co., Inc., as Supervisory Servicer, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Van Kampen American Capital Equity Opportunity Trust, Series 87 and Subsequent Series, Standard Terms and Conditions of Trust, Effective January 27, 1998" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisory Servicer and Trustee agree as follows:


                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

     1. The Securities defined in Section 1.01(24), listed in the Schedule hereto, have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit is an amount the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information - Initial Number of Units" in the Prospectus. Such fractional undivided interest may be (a) increased by the number of any additional Units issued pursuant to Section 2.03, (b) increased or decreased in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decreased by the number of Units redeemed pursuant to Section 5.02.

     3. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

     4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

     5. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

     6. Sections 1.01 (1), (3) and (4) shall be replaced in their entirety by the following:

          (1) "Depositor" shall mean Van Kampen Funds Inc. and its successors in interest, or any successor depositor appointed as hereinafter provided.

          (3) "Evaluator" shall mean American Portfolio Evaluation Services (a division of a Van Kampen Investment Advisory Corp.) and its successors in interest, or any successor evaluator appointed as hereinafter provided.

          (4) "Supervisory Servicer" shall mean Josephthal & Co., Inc. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided.

     7. Section 1.01(25) shall be replaced in its entirety by the following:

          (25) "Special Redemption Period" shall mean the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

     8. The term "Rollover Notification Date" shall mean a date approximately thirty days prior to the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

     9. The first three paragraphs of Section 5.05 shall be replaced in their entirety by the following:

                           "Section 5.05. Rollover of Units. (a) If the
         Depositor shall offer a subsequent series of the Trusts (the "New Series"), the Trustee shall, thirty days prior to the first day of the Special Redemption Period, include a form of election (which may be included in the notice sent to Unitholders specified in Section 8.02) whereby Unitholders, whose redemption distribution would be in an amount sufficient to purchase at least one Unit of the New Series, may elect to have their Units redeemed in kind in the manner provided in
         Section 5.02, the Securities included in the redemption distribution sold, and the cash proceeds applied by the Distribution Agent to purchase Units of the New Series, all as hereinafter provided. The Trustee shall honor properly completed election forms returned to the Trustee, accompanied by any Certificate evidencing Units tendered for redemption or a properly completed redemption request with respect to uncertificated Units, by its close of business on the Rollover Notification Date.

                  All Units so tendered by a Unitholder (a "Rollover Unitholder") shall be redeemed and canceled on the date during the Special Redemption Period instructed by such Rollover Unitholder provided that such Rollover Unitholder has properly tendered such Units for redemption pursuant to Section 5.02. Subject to payment by such Rollover Unitholder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made in kind pursuant to
         Section 5.02 by distribution of cash and/or Securities to the Distribution Agent on the date instructed by such Rollover Unitholder of the net asset value (determined on the basis of the Trust Evaluation as of such date in accordance with Section 4.01) multiplied by the number of Units being redeemed (herein called the "Rollover Distribution"). Any Securities that are made part of the Rollover Distribution shall be valued for purposes of the redemption distribution as of the date of the Rollover Distribution.

                  All Securities included in a Unitholder's Rollover Distribution shall be sold by the Distribution Agent during the Special Redemption Period pursuant to the Depositor's direction, and the Distribution Agent may employ the Depositor as broker or agent in connection with such sales. For such brokerage services, the Depositor shall be entitled to compensation at its customary rates, provided however, that its compensation shall not exceed the amount authorized by applicable Securities laws and regulations. In the event the Depositor does not direct the manner in which Securities are to be sold, the Securities shall be sold in such manner as the Distribution Agent, in its sole discretion, shall determine. The Distribution Agent shall have no responsibility for any loss or depreciation incurred by reason of any sale made pursuant to this Section."

     10. Section 6.01(e) is hereby replaced with the following:

                   (e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the affected Trust as set forth in section 6.04 hereof.

                   (2) The Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) any investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

                            (a) The Trustee shall perform all duties assigned to
                  the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR ss. 270.17f-5) ("Rule 17f-5"), as
                  now in effect or as such rule may be amended in the future. The Trustee shall not delegate such duties.

                            (b) The Trustee shall exercise reasonable care,
                  prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

                            (c) The Trustee shall indemnify the Trust and hold
                  the Trust harmless from and against any risk of loss of Trust assets held in accordance with the foreign custody contract.

                            (d) The Trustee shall maintain and keep current
                  written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's offices at all reasonable times during its usual business hours.

                         (3) "Eligible Foreign Custodian" shall have the meaning
                    assigned to it in Rule 17f-5.

                         (4) "Foreign Custody Manager" shall have the meaning
                    assigned to it in Rule 17f-5.

     11. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust and subject to the requirements set forth in this paragraph, unless the Prospectus otherwise requires, the Sponsor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

                (a) Prior to the Evaluation Time on such Business Day, the Sponsor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Sponsor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (unless such additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of additional Securities to be deposited by the Sponsor on the settlement date for such subscription or (ii) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

                (b) Promptly following the Evaluation Time on such Business Day, the Sponsor shall verify with the Trustee the number of additional Units to be created.

                (c) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Sponsor shall deposit with the Trustee (i) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

                (d) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash or letter of credit described above, deliver to, or assign in the name of or on the order of, the Sponsor the number of Units verified by the Sponsor with the Trustee.

     12. Section 3.15 of the Standard Terms and Conditions of Trust is hereby replaced in its entirety by the following:

               Section 3.15. Deferred Sales Charge. If the Prospectus related to the Trust specifies a deferred sale charge, the Trustee shall, on each Deferred Sales Charge Payment Date and as permitted by such Prospectus, withdraw from the Capital Account an amount per Unit equal to the Deferred Sales Charge Payment and credit such amount to a special non-Trust account maintained at the Trustee out of which the deferred sales charge will be distributed to the Depositor. If the balance in the Capital Account is insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional moneys in the Capital Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit (if permitted by law) Securities in kind to such special Depositor's Account. If a Unitholder redeems Units prior to full payment of the deferred sales charge, the Trustee shall, if so provided in the related Prospectus, on the Redemption Date, withhold from the Redemption Price payable to such Unitholder an amount equal to the unpaid portion of the deferred sales charge and distribute such amount to such special Depositor's Account. The Depositor may at any time instruct the Trustee in writing to distribute to the Depositor cash or Securities previously credited to the special Depositor's account. Amounts to be credited to the special Depositor's account with respect to each Deferred Sales Charge Payment are due and payable to the Depositor on the related Deferred Sales Charge Payment Date.

               The term "Deferred Sales Charge Payment Dates" shall mean the 10th day of each month beginning February 10, 2001 and continuing through June 10, 2001. If any Deferred Sales Charge Payment Date is not a Business Day, that Deferred Sales Charge Payment Date shall be deemed to be the next business day. The term "Deferred Sales Charge Payment" shall mean a fraction of the total maximum deferred sales charge specified in the Prospectus, the numerator of which is one and the denominator of which is equal to the total number of Deferred Sales Charge Payment Dates.

     13. Section 3.07(a) of the Standard Terms and Conditions of Trust is hereby amended by adding the following Section 3.07(a)(x) immediately after Section 3.07(a)(ix):

               "(x) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisory Servicer the sale or tender of the Security is in the best interest of the Unitholders."

     14. Sections 4.01(b) and (c) of the Standard Terms and Conditions of Trust are hereby replaced in their entirety by the following:

         (b) During the initial offering period such Evaluation shall be made in the following manner: if the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc., such Evaluation shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available closing sale price on such exchange or market at the last available asked price of the Equity Securities. If the Securities are not listed such an exchange or traded on the Nasdaq Stock Market, Inc. or, if so listed and the principal market therefor is other than on such exchange or market, or there is no such available sale price on such exchange or market, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) in the case of Equity Securities, on the basis of the current asked price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) on the basis of current offering prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Fund, (iii) if offering prices are not available for the Zero Coupon Obligations or the Equity Securities, on the basis of offering or asked price for comparable securities, (iv) by determining the valuation of the Zero Coupon Obligations or the Equity Securities on the offering or asked side of the market by appraisal or (v) by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). The Evaluator may add to the Evaluation of each Security which is principally traded outside of the United States the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange immediately prior to the Evaluation time. For each Evaluation, the Evaluator shall also confirm and furnish to the Trustee and the Depositor, on the basis of the information furnished to the Evaluator by the Trustee as to the value of all Trust assets other than Securities, the calculation of the Trust Evaluation to be computed pursuant to
Section 5.01.

                  (c) For purposes of the Trust Evaluations required by Section
      5.01 in determining Redemption Value and Unit Value, Evaluation of the Securities shall be made in the manner described in Section 4.01(b), on the basis of current bid prices for the Zero Coupon Obligations, the bid side value of the relevant currency exchange rate expressed in U.S. dollars and, except in those cases in which the Equity Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and the last available sale prices are utilized, on the basis of the last available bid price of the Equity Securities. In addition, the Evaluator (i) shall not make the addition specified in the fourth sentence of Section 4.01(b) and (ii) may reduce the Evaluation of each Security which is principally traded outside of the United States by the amount of any liquidation costs and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.



         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed all as of the day, month and year first above written.


                                                           VAN KAMPEN FUNDS INC.
                                                                  By James Boyne
                                                --------------------------------
                                                           Senior Vice President





                                         AMERICAN PORTFOLIO EVALUATION SERVICES,
                              a division of Van Kampen Investment Advisory Corp.
                                                                  By James Boyne
                                            ------------------------------------
                                                           Senior Vice President




                                                          JOSEPHTHAL & CO., INC.
                                                              By Paul Fitzgerald
                                          --------------------------------------
                                                                       President




                                                            THE BANK OF NEW YORK
                                                                 By Linda Bommer
                                          --------------------------------------
                                                                  Vice President




                          SCHEDULE A TO TRUST AGREEMENT
                         SECURITIES INITIALLY DEPOSITED

                                       IN

                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 259



               (Note: Incorporated herein and made a part hereof
              is the "Portfolio" as set forth in the Prospectus.)